EXHIBIT 99.1

July 19, 2005

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the second quarter of 2005 was $1.14 million, or $.36 per diluted share, compared to $1.27 million, or $.40 per diluted share, for the same period last year. The decrease was due to lower net interest income, lower non-interest income and higher non-interest expenses, partially offset by a decrease in the provision for loan losses due to improved asset quality. Net income for the first six months of 2005 was $2.37 million, or $.75 per diluted share, compared to $2.69 million, or $.85 per diluted share for the first six months of 2004.

Net interest income was $4.90 million for the second quarter of 2005, a decrease of $192,000 compared to the same quarter last year. Net interest margin decreased to 3.27% for the second quarter of this year from 3.31% for the second quarter of last year. Interest income increased $145,000 to $8.17 million for the second quarter of 2005 from $8.02 million during the same period last year. Unfortunately, total interest expense increased $338,000 to $3.27 million during the second quarter of 2005 from $2.93 million during the same period last year. As the difference in yield between short-term and long-term rates has diminished over the past year, deposit and borrowing costs more closely associated with short-term yields have increased, while residential mortgage and consumer loan pricing associated with middle to long-term yields have remained relatively flat. Additionally, loan yields have been reduced by lower average volumes of non-mortgage consumer loans.

The provision for loan losses was $125,000 during the second quarter of 2005, compared to $450,000 during the second quarter of last year. The lower provision for loan losses in the second quarter of 2005 is a result of lower net charge-offs and non-performing loans. Net charge-offs were $175,000, or 0.17% (annualized) in the second quarter of 2005, compared to $508,000, or 0.50% (annualized), for the same period of 2004. Nonperforming loans totaled $3.9 million at June 30, 2005, down $2.8 million from $6.7 million at June 30, 2004. Year-to-date provision for loan losses decreased to $200,000 during 2005 from $900,000 in 2004. The percentage of the allowance for loan losses to total loans was .99% at June 30, 2005 and 1.14% at June 30, 2004.

Non-interest income was $2.10 million for the second quarter of 2005, a decrease of 3.1% from the $2.16 million earned in the second quarter of 2004. Non-interest income was $4.22 million for the first six months of 2005, compared to $4.79 million for the same period in 2004. Non-interest income for the first six months of 2004 includes $527,000 in realized securities gains from the sale of $6.4 million in municipal securities, compared to only $7,000 in realized securities gains in the first six months of 2005. Excluding the securities gains, the primary reasons for the decrease for the quarter and six months are lower service charge income and ATM network fees. Service charge income decreased 6.3% from the second quarter of last year as customers sought out the Company’s free checking product. In addition, the Company collected less overdraft fees in the second quarter of 2005, compared to the same quarter in 2004. ATM network fees decreased 34.5% from the second quarter of last year as a result of fewer units in operation and higher costs.

Non-interest expense was $5.51 million for the second quarter of 2005, compared to $5.20 million for the second quarter of 2004. Salaries and employee benefits expense increased 1.8% during the second quarter of 2005 due to merit increases and increased health insurance costs. In addition, the Company incurred additional professional fees in the second quarter of 2005 related to corporate marketing and educational initiatives. For the first six months of 2005, non-interest expense was $10.81 million, compared to $10.83 million for the same period in 2004.

Annualized performance ratios for the second quarter of 2005 included a return on assets of .70% and a return on equity of 7.85%, compared to a return on assets of .76% and a return on equity of 8.80% for the second quarter of 2004. Annualized performance ratios for the first six months of 2005 included a return on assets of .73% and a return on equity of 8.15%, compared to a return on assets of .81% and a return on equity of 9.42% for the same period in 2004.

On June 21, 2005, the Board of Directors declared a dividend of $0.26 per share, payable July 22, 2005 to shareholders of record on June 30, 2005. This is an increase of 4.0% from the second quarter of 2004.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Six Months Ending
	6/30/2005	3/31/2005	12/31/2004	9/30/2004	6/30/2004	6/30/2005	6/30/2004
Statements of Income
Interest income	$8,168	$7,893	$7,981	$7,989	$8,023	$16,061	$16,165
Interest expense	3,271	3,134	3,042	2,978	2,934	6,405	5,883

Net interest income	4,897	4,759	4,939	5,011	5,089	9,656	10,282
Provision for loan losses	125	75	550	450	450	200	900
Non-interest income	2,096	2,119	2,234	2,211	2,162	4,215	4,794
Non-interest expenses	5,507	5,299	5,348	5,378	5,203	10,806	10,826

Income before income taxes	1,361	1,504	1,275	1,394	1,598	2,865	3,350
Income taxes	223	277	187	219	328	500	658

Net income	$1,138	$1,227	$1,088	$1,175	$1,270	$2,365	$2,692

Per Share Data
Basic earnings per share	$0.36	$0.39	$0.35	$0.37	$0.40	$0.75	$0.86
Diluted earnings per share	0.36	0.39	0.34	0.37	0.40	0.75	0.85
Dividends per share	0.26	0.26	0.25	0.25	0.25	0.52	0.50
Book value at quarter end	18.33	17.93	18.16	18.28	17.44	18.33	17.44
Average basic shares outstanding	3,159	3,159	3,150	3,149	3,147	3,159	3,147
Average diluted shares outstanding	3,166	3,170	3,163	3,163	3,173	3,168	3,173

Balance Sheet Items (Quarter End)
Total assets	$648,349	$653,371	$645,323	$645,760	$649,260	$648,349	$649,260
Securities	180,578	176,667	169,745	173,592	180,010	180,578	180,010
Loans	408,875	400,540	402,839	408,260	411,288	408,875	411,288
Allowance for loan losses	4,067	4,118	4,212	4,544	4,681	4,067	4,681
Deposits	445,770	450,852	452,593	440,686	434,356	445,770	434,356
Long-term debt	110,371	111,026	111,673	112,312	130,934	110,371	130,934
Total shareholders’ equity	59,222	57,850	58,601	58,988	56,203	59,222	56,203

Selected Financial Ratios
Return on average assets	0.70%	0.76%	0.66%	0.71%	0.76%	0.73%	0.81%
Return on average equity	7.85	8.45	7.28	8.18	8.80	8.15	9.42
Dividend payout ratio	72.22	66.67	71.43	67.57	62.50	69.33	58.14
Net interest margin	3.27	3.18	3.24	3.27	3.31	3.22	3.34
Average loans to average total assets	62.17	60.96	61.67	62.62	61.58	61.56	61.45
Average equity to average total assets	8.96	8.95	9.09	8.69	8.68	8.96	8.60
Total risk-based capital ratio (at quarter end)	14.95	15.15	15.06	14.78	14.65	14.95	14.65
Non-performing loans to total loans	0.96	0.71	0.71	1.48	1.63	0.96	1.63
Loan loss allowance to total loans	0.99	1.03	1.05	1.11	1.14	0.99	1.14
Loan loss allowance to non-performing loans	103.78	143.84	146.56	75.11	69.95	103.78	69.95
Net charge-offs to average loans	0.17	0.17	0.87	0.57	0.50	0.17	0.51